Exhibit 99.1

1200 RIVERPLACE BOULEVARD • JACKSONVILLE, FL 32207-1809 • (904) 346-1500

August 21, 2008	For more information:
Susan Datz Edelman
FOR IMMEDIATE RELEASE	Director, Stockholder Relations
(904) 346-1506
sedelman@steinmart.com

STEIN MART, INC. REPORTS 2Q AND FIRST HALF 2008 FINANCIAL RESULTS

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today announced financial results for its second quarter and first half ended August 2, 2008.

Second Quarter of 2008

For the 13-week second quarter of 2008, the Company incurred a net loss of $(8.0) million or $(0.19) per share as compared to net income of $2.2 million or $0.05 per share in 2007. Net sales decreased 5.8 percent to $311.6 million for the 13 weeks ended August 2, 2008 from $330.7 million for the 13 weeks ended August 4, 2007. Comparable store sales for the 13 weeks ended August 2, 2008 decreased 9.7 percent from the 13 weeks ended August 4, 2007.

Gross profit declined to $74.1 million or 23.8 percent of sales in the second quarter of 2008 compared to $86.2 million or 26.1 percent of sales in the same period last year. The gross profit rate decreased primarily due to higher markdowns, somewhat offset by increased mark-up. Gross profit also suffered from a lack of occupancy leverage on lower sales.

Selling, general and administrative (SG&A) expenses were $92.5 million or 29.7 percent of sales as compared to $87.7 million or 26.5 percent of sales during the same period last year. The SG&A rate was higher due to a lack of leverage on lower sales, and reflected increases in store closing expenses and certain non-recurring legal expenses and professional fees related to ongoing expense reduction initiatives. Additionally, there were increases in store operating expenses related to the 13 additional non-comparable stores, although they were substantially offset by savings in the comparable stores.

First Half of 2008

For the first six months of 2008, the Company incurred a net loss of $(1.0) million or $(0.02) per share as compared to net income of $10.3 million or $0.24 per share in 2007. Net sales decreased 6.1 percent to $663.8 million for the 26 weeks ended August 2, 2008 from $706.9 million for the 26 weeks ended August 4, 2007. Comparable store sales for the 26 weeks ended August 2, 2008 decreased 9.5 percent from the 26 weeks ended August 4, 2007.

Gross profit declined to $171.9 million or 25.9 percent of sales in the first half of 2008 compared to $191.1 million or 27.0 percent of sales in the same period last year. Merchandise margins increased slightly as higher mark-up was mostly offset by increased markdowns, but the gross profit rate decreased due to a lack of occupancy leverage on lower sales.

SG&A expenses were $184.1 million or 27.7 percent of sales as compared to $185.1 million or 26.2 percent of sales during the same period last year. The SG&A rate was higher due to a lack of leverage on lower sales, and reflected increases in store closing expenses and certain non-recurring expenses, offset by decreased advertising expense. Again, there were increases in store operating expenses related to the 15 additional non-comparable stores, substantially offset by savings in the comparable stores.

“We took aggressive markdowns in the second quarter to drive customer traffic and achieve our goal of keeping inventory levels in line with the sales trend,” noted Linda M. Farthing, president and chief executive officer of Stein Mart. “These lowered inventory levels, which we expect to continue, should give us a cleaner platform to present fresh fashion going forward.”

Other news

The Company continues to work on several initiatives designed to increase sales; motivate existing customers and attract new ones; reduce expenses; and provide a stronger, in-store message of fashion and value. A new marketing campaign will debut in the third quarter, as will a new store signage package.

“We remain focused on what we can control in this uncertain environment, and we believe our investments related to expense reductions should begin to benefit us in the fall season and into 2009,” Farthing continued.

Store network update

No new stores were opened and one store closed in the second quarter, resulting in 283 stores in operation at August 2, 2008 as compared to 270 at the same time last year.

One new store and one relocated store will open in the third quarter, completing the store-opening program for 2008. The Company now expects to close nine additional stores by the end of fiscal 2008, which would result in a year-end store count of 276.

Conference Call

Due to the pending arrival of Tropical Storm Fay in North Florida, management has rescheduled the previously announced conference call for investment analysts to discuss these results to 10 a.m. ET Monday, August 25, 2008. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the conference call will be available on the website through August 29, 2008.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices up to 60 percent off department and specialty store prices, every day. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, gifts, linens and shoes.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	changes in consumer spending due to current events and/or general economic conditions

•	the effectiveness of advertising, marketing and promotional strategies

•	on-going competition from other retailers

•	changing preferences in apparel

•	unanticipated weather conditions and unseasonable weather

•	adequate sources of merchandise at acceptable prices

•	availability of new store sites at acceptable lease terms

•	the Company’s ability to attract and retain qualified employees to support planned growth

•	ability to successfully implement strategies to exit or improve under-performing stores

•	disruption of the Company’s distribution system

•	acts of terrorism

and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Stein Mart, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share data)

	August 2, 2008	February 2, 2008	August 4, 2007
ASSETS
Current assets:
Cash and cash equivalents	$18,312	$15,145	$16,853
Trade and other receivables	8,283	12,372	9,999
Inventories	248,900	262,496	272,447
Income taxes receivable	10,759	14,103	2,445
Prepaid expenses and other current assets	14,680	13,985	16,290

Total current assets	300,934	318,101	318,034
Property and equipment, net	107,911	110,687	113,732
Other assets	33,184	31,751	30,305

Total assets	$442,029	$460,539	$462,071

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$53,880	$77,124	$62,270
Accrued liabilities	73,760	75,508	71,794

Total current liabilities	127,640	152,632	134,064
Notes payable to banks	30,958	27,133	14,341
Other liabilities	29,329	24,085	27,887

Total liabilities	187,927	203,850	176,292
COMMITMENTS AND CONTINGENCIES
Stockholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock - $.01 par value; 100,000,000 shares authorized; 42,390,969, 41,831,182 and 42,925,584 shares issued and outstanding, respectively	424	418	429
Additional paid-in capital	8,230	5,288	14,516
Retained earnings	245,448	250,983	270,834

Total stockholders’ equity	254,102	256,689	285,779

Total liabilities and stockholders’ equity	$442,029	$460,539	$462,071

Stein Mart, Inc.

Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended August 2, 2008	13 Weeks Ended August 4, 2007	26 Weeks Ended August 2, 2008	26 Weeks Ended August 4, 2007
Net sales	$311,628	$330,739	$663,751	$706,858
Cost of merchandise sold	237,506	244,541	491,883	515,750

Gross profit	74,122	86,198	171,868	191,108
Selling, general and administrative expenses	92,523	87,712	184,062	185,123
Other income, net	5,373	5,255	11,303	10,634

Income (loss) from operations	(13,028)	3,741	(891)	16,619
Interest (expense) income, net	(205)	(43)	(572)	84

Income (loss) before income taxes	(13,233)	3,698	(1,463)	16,703
Income tax benefit (provision)	5,230	(1,503)	458	(6,396)

Net income (loss)	$(8,003)	$2,195	$(1,005)	$10,307

Net income (loss) per share:
Basic	$(0.19)	$0.05	$(0.02)	$0.24

Diluted	$(0.19)	$0.05	$(0.02)	$0.24

Weighted-average shares outstanding:
Basic	41,309	42,547	41,280	42,894

Diluted	41,309	43,070	41,280	43,491

Stein Mart, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	26 Weeks Ended August 2, 2008	26 Weeks Ended August 4, 2007
Cash flows from operating activities:
Net income (loss)	$(1,005)	$10,307
Adjustments to reconcile net income (loss) to net cash operating activities:
Depreciation and amortization	12,690	12,671
Impairment of property and other assets	328	108
Store closing charges	1,153	175
Deferred income taxes	(841)	(3,446)
Share-based compensation	2,480	4,710
Tax benefit from equity issuances	—	266
Excess tax benefits from share-based compensation	(3)	(237)
Changes in assets and liabilities:
Trade and other receivables	4,089	165
Inventories	13,596	18,496
Income taxes receivable	3,344	(2,445)
Prepaid expenses and other current assets	(1,100)	532
Other assets	(632)	(2,497)
Accounts payable	(23,244)	(20,973)
Accrued liabilities	(2,625)	(6,315)
Income taxes payable	—	(13,091)
Other liabilities	465	5,602

Net cash provided by operating activities	8,695	4,028

Cash flows from investing activities:
Capital expenditures	(9,900)	(12,628)
Purchases of short-term investments	—	(36,580)
Sales of short-term investments	—	47,415

Net cash used in investing activities	(9,900)	(1,793)

Cash flows from financing activities:
Borrowings under notes payable to banks	399,746	63,689
Repayments of notes payable to banks	(395,921)	(49,348)
Cash dividends paid	—	(5,424)
Excess tax benefits from share-based compensation	3	237
Proceeds from exercise of stock options	—	3,517
Proceeds from employee stock purchase plan	548	586
Repurchase of common stock	(4)	(16,199)

Net cash provided by (used in) financing activities	4,372	(2,942)

Net increase (decrease) in cash and cash equivalents	3,167	(707)
Cash and cash equivalents at beginning of year	15,145	17,560

Cash and cash equivalents at end of period	$18,312	$16,853